UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 585-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 16, 2004, the Board of Epicor Software Corporation, a Delaware corporation (the “Company”), adopted the Epicor Software Deferred Compensation Plan, effective as of December 16, 2004 (the “Plan”). The Plan provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. In addition, the Plan gives the Company discretion to award additional employer contributions to participants at the Company’s discretion. The Plan year is the calendar year. Taxable distributions occur upon the termination of service with the Company or such other events as may be elected by participants under the terms of the Plan. Deferrals are adjusted for gains or losses based on the performance of one or more deemed investment options selected by participants. The Company has the authority to amend, modify or terminate the Plan; provided no such amendment shall reduce amounts allocated to participant’s Plan accounts. Participants and their beneficiaries have no legal or equitable claims to any specific property or assets of the Company with respect to their deferrals under the Plan.

This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by the Plan, to be filed subsequently.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION
(Registrant)

Date: December 22, 2004	By:	/s/ John D. Ireland
John D. Ireland Vice President; General Counsel